Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 3315 DATED January 12, 2004
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC
Principal Amount:	$175,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	01/15/2004
Maturity Date:	01/18/2005
Interest Rate:	1.59% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agent's Commission:	None
Form of Note:
(Book-Entry or Certificated)	Certificated
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $17,643,437,000 Series C have been issued.